UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CORTLAND BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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(4)	Date Filed:

Cortland Bancorp

194 West Main Street

Cortland, Ohio 44410

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

Due to the COVID-19 Pandemic, the 2021 Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. Shareholders will be able to attend, vote and submit questions during the meeting.

Annual Meeting:	May 18, 2021 10:00 a.m., EDT	Our Annual Meeting can be accessed virtually at: https://www.cstproxy.com/cortlandbank/2021

Record Date and Voting:

5:00 p.m., EDT, March 15, 2021. If you were a shareholder of Cortland Bancorp (Cortland) at that time, you may vote at the 2021 Annual Meeting of Shareholders (the Annual Meeting). Each common share entitles the holder to one vote on each matter to be voted on by shareholders at the Annual Meeting. On the record date, Cortland had 4,217,117 common shares outstanding.

Agenda:

1. To elect four directors to serve on the Board for terms of three years each until the 2024 Annual Meeting of Shareholders and thereafter until their successors are elected and qualified.

2. To approve, on an advisory basis, the executive compensation of Cortland’s named executive officers as described in this proxy statement.

3. To ratify the appointment of S.R. Snodgrass, P.C. as Cortland's independent auditor for the fiscal year ending December 31, 2021.

4. To transact any other business that may properly come before the Annual Meeting.

Proxies:

Unless you specify on the proxy card to vote differently, the management proxies will vote all signed and returned proxies “FOR” election of the Board’s nominees for director, “FOR” approval of executive compensation, and “FOR” ratification of Cortland’s independent auditor. Proxies solicited hereby may only be used at the Annual Meeting and any adjournment thereof, and may not be used for any other meeting. The management proxies will use their discretion on any other matters that may arise. If a named nominee cannot or will not serve as a director, the management proxies will vote for a substitute person nominated by the Board to serve as a director.

Proxies Solicited By:

Proxies are being solicited by the Board. The cost of the solicitation is being borne by Cortland. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by officers, directors, or employees of Cortland and its subsidiaries by mail, telephone, or personal contact. Cortland will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations, and other custodians, nominees, and fiduciaries who are record holders of common shares not beneficially owned by them, for forwarding proxy materials to, and obtaining proxies from, the beneficial owners of such common shares. In addition, we have retained Advantage Proxy to assist us in soliciting proxies. For these services, we will pay Advantage Proxy a fee of $3,525 plus reasonable expenses.

Mailing Date:	We anticipate mailing this proxy statement on or about April 5, 2021.

Revoking Your Proxy:	You may revoke your proxy before it is voted at the Annual Meeting. You may revoke your proxy by:

●	sending written notice revoking your proxy to Timothy Carney, Cortland’s Secretary, at 194 West Main Street, Cortland, Ohio 44410, which must be received prior to the Annual Meeting;
●	giving a subsequent proxy with a later date, which must be received by Cortland prior to the Annual Meeting;
●	casting a later Internet vote relating to the same shares; or
●	participating in the live webcast of the Annual Meeting at https://www.cstproxy.com/cortlandbank/2021, where you will be able to vote electronically (simply attending the virtual Annual Meeting without voting will not revoke an earlier proxy). If your common shares are held in the name of your broker, financial institution, or other holder of record, you must be able to provide an account statement or letter from the broker, financial institution, or other holder of record indicating that you were the beneficial owner of the common shares on the record date.

Attendance at the Virtual Annual Meeting will not, in and of itself, constitute revocation of a proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2021: THE PROXY STATEMENT, INCLUDING NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS, AND FORM 10-K ARE AVAILABLE AT:

https://www.cstproxy.com/cortlandbank/2021

PROXY STATEMENT

TABLE OF CONTENTS

Share Ownership of Directors and Executive Officers	2

Record Date and Outstanding Shares; Quorum	3

Vote Required	3

Abstentions and Broker Non-Votes	3

Delinquent Section 16(a) Reports	4

Election of Directors (Proposal One)	4

Board Nominees	4

Continuing Directors	6

The Board of Directors and Committees of the Board	8

Director Compensation	13

Executive Compensation	14

Transactions with Related Persons	20

Outstanding Equity Awards	21

Advisory Vote on Executive Compensation (Proposal Two)	21

Ratification of Independent Auditors (Proposal Three)	22

Audit Committee Matters	22

Submission of Shareholder Proposals	23

Delivery of Proxy Materials to Shareholders Sharing an Address	23

Other Business	24

PROXY STATEMENT

Cortland Bancorp (Cortland), an Ohio corporation, is registered as a financial holding company and a bank holding company with the Board of Governors of the Federal Reserve System and owns all of the issued and outstanding common shares of The Cortland Savings and Banking Company (the Bank). Cortland’s principal executive offices are located at 194 West Main Street, Cortland, Ohio 44410. Cortland’s common shares are traded on the Nasdaq Capital Market under the symbol CLDB. As used in this proxy statement, the terms “we,” “us,” and “our” refer to Cortland and/or its subsidiaries, depending on the context.

Notice is hereby given that, due to the public health impact of the coronavirus pandemic and to support the health and well-being of our shareholders, this year’s Annual Meeting will be held in a virtual meeting format only on May 18, 2021 at 10:00 a.m., Eastern Daylight Time. There is no physical location for the Annual Meeting. You can virtually attend the live webcast of the Annual Meeting at https://www.cstproxy.com/cortlandbank/2021.

How do I attend the Virtual Annual Meeting?

Follow the instructions below for either “Registered Shareholders” or “Beneficial Owners” as may be applicable to you.

Registered Shareholders (shareholders having a paper certificate of their shares):

As a registered shareholder, you will receive a Proxy Card from Continental Stock Transfer. The Proxy Card will tell you how you may vote your shares before the virtual Annual Meeting. The Proxy Card also contains instructions on how to attend the virtual Annual Meeting and provides the required URL address, along with your control number. You will need your control number for access. If you do not have your control number, please contact Continental Stock Transfer by telephone at 917-262-2373, or by email to proxy@continentalstock.com. If you wish to listen to the proceedings at the virtual Annual Meeting and do not intend to participate or ask questions, you may call the following telephone numbers:

Within the U.S. and Canada: 1-888-965-8995 (toll-free)

Outside of the U.S. and Canada: +1 415-655-0243 (standard rates apply)

The passcode for telephone access is 11784690#

You can (but are not required to) pre-register to attend the virtual meeting. Pre-registration begins May 13, 2021 at 10:00 a.m., Eastern Daylight Time. Enter this URL address into your browser, https://www.cstproxy.com/cortlandbank/2021, then enter your control number, name, and email address. Once you pre-register you can vote your shares, and if you wish you may also enter questions in the chat box for submittal at the virtual Annual Meeting. At the start of the virtual Annual Meeting, you will need to log in again using your Control Number and you will also be prompted to enter your Control Number if you vote during the meeting. If you have not pre-registered, you may still attend the virtual annual meeting by following the same procedure as for “pre-registering” set out in this paragraph. On the day of the virtual Annual Meeting, you will log in to the virtual Annual Meeting by going to: https://www.cstproxy.com/cortlandbank/2021. You should do this about 15 minutes before the meeting to assure timely entrance to the virtual meeting.

Beneficial Owners of shares (who own their investments through a bank or broker holding the shares in institutional or “street” name):

To vote your shares before the meeting:

You will receive proxy materials forwarded to you by the bank or broker. Although most banks and brokers offer mail and internet voting to vote your shares before the meeting, the availability of voting options and specific procedures to be used to vote will depend on the voting instructions set out in the materials you receive by mail from your bank or broker. Follow those instructions to vote your shares before the meeting.

The forms you receive from the bank or broker will not contain instructions for attending the virtual Annual Meeting. If you vote your shares before the meeting, you are not obliged to attend the virtual Annual Meeting but are welcome to do so. To attend the virtual Annual Meeting and submit any questions to management, follow one of the two choices below:

To attend the Virtual Annual Meeting and vote your shares at the meeting:

To attend the virtual Annual Meeting and vote shares at the meeting, beneficial owners will need to contact Continental Stock Transfer to receive a Control Number. Continental Stock Transfer can be contacted by telephone at 917-262-2373 or by email to proxy@continentalstock.com. If you plan to vote at the virtual Annual Meeting, you will also need to have what is called a “legal proxy” that you must obtain from your bank or broker. This assures your votes will not be double counted. Without the “legal proxy” from your bank or broker, you will not be allowed to vote at the meeting even though you have obtained a control number and are thereby entitled to attend the virtual meeting and ask questions. On the day of the virtual Annual Meeting, you will log in to the virtual annual meeting by going to: https://www.cstproxy.com/cortlandbank/2021.

To attend the Virtual Annual Meeting but not vote your shares at the meeting:

If you are a beneficial owner and would like to join the virtual annual meeting but do not want or need to vote your shares at the meeting, Continental Stock Transfer will issue you a guest control number with proof of your stock ownership. You must contact Continental Stock Transfer for specific instructions on how to receive the guest control number. Continental Stock Transfer can be contacted by telephone at 917-262-2373, or by email to proxy@continentalstock.com. Please submit your request for a guest control number by 6:00 p.m. EDT on Friday May 14, 2021. On the day of the meeting, you will log in to the virtual annual meeting by going to https://www.cstproxy.com/cortlandbank/2021 using the guest control number you receive from Continental Stock Transfer.

The accompanying Notice of Meeting and this proxy statement are first being mailed to shareholders on or about April 5, 2021.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table furnishes information regarding the beneficial ownership of common shares, as of March 15, 2021, for each of the current directors, each of the director nominees, each of the individuals named in the Summary Compensation Table, all current directors and executive officers as a group, and by each person known to Cortland to own 5% or more of its common shares. Unless otherwise noted, the mailing address of each shareholder listed below is 194 West Main Street, Cortland, Ohio 44410.

Name of Beneficial Owner	Sole Voting or Sole Investment Power		Shared Voting or Shared Investment Power		Total Shares	Percent of Common Shares Outstanding (1)

Timothy Carney (3)	57,465	(4)	5	(5)	57,470	1.36%

Hicham Chahine	5,266		-		5,266	(2)

David C. Cole	7,225		2,557	(6)	9,782	(2)

James M. Gasior (3)	48,796	(7)	-		48,796	1.16%

James E. Hoffman, III	11,374		-		11,374	(2)

Neil J. Kaback	11,102		-		11,102	(2)

Joseph E. Koch	14,124		-		14,124	(2)

Joseph P. Langhenry	12,252		-		12,252	(2)

David J. Lucido (3)	20,484	(8)	9,271	(9)	29,755	(2)

Thomas P. Perciak	12,403		-		12,403	(2)

Richard B. Thompson	-		188,001	(10)	188,001	4.46%

Anthony R. Vross	11,263		-		11,263	(2)

Timothy K. Woofter	12,449		80,224	(11)	92,673	2.20%

All directors and executive officers as a group (14 persons)					519,385	12.32%

Ancora Advisors, LLC 6060 Parkland Boulevard, Suite 200 Cleveland, OH 44124	409,500	(12)	-		409,500	9.71%

(1)	This computation is based upon the sum of 4,217,117 common shares of Cortland outstanding as of March 15, 2021.
(2)	Represents beneficial ownership of less than 1% of the outstanding common shares of Cortland.
(3)	Individual named in the Summary Compensation Table under Executive Compensation. Includes shares awarded to executive officers on March 17, 2020 and April 26, 2018 under the 2015 Omnibus Equity Plan.
(4)	Includes 31,491 common shares held in Mr. Carney’s 401(k) plan account.
(5)	These common shares are owned by Mr. Carney’s spouse.
(6)	Includes (a) 675 common shares owned by Mr. Cole’s spouse and (b) 1,882 common shares owned by Mr. Cole’s children.
(7)	Includes 27,214 common shares held in Mr. Gasior’s 401(k) plan account.
(8)	Includes 14,797 common shares held in Mr. Lucido’s 401(k) plan account.
(9)	Includes (a) 8,187 common shares held in a trust of which Mr. Lucido is a trustee and (b) 1,084 common shares owned by Mr. Lucido’s spouse.
(10)	These common shares are held in a trust of which Mr. Thompson is the trustee.
(11)

Includes (a) 3,486 common shares owned by Mr. Woofter’s spouse, (b) 59,233 common shares held in a trust of which Mr. Woofter is the trustee and (c) 16,896 common shares held in a private foundation established by Mr. Woofter.

(12)

Based on information contained in a Form 13F Quarterly Report of Institutional Managers filed with the SEC on February 12, 2021. As of December 31, 2020, Ancora Advisors had sole voting power as to 398,890 shares and Ancora Family Wealth Advisors had sole voting power as to 10,610 shares. Based on collective ownership of 409,500 shares, ownership of Ancora Advisors and affiliates constitutes 9.71% of the 4,217,117 shares outstanding on the March 15, 2021 record date. Ancora Advisors’ address is 6080 Parkland Boulevard, Suite 200, Mayfield Heights, Ohio 44124.

Stock Ownership Guidelines. The stock ownership guidelines for directors affirms the value that the Board places on directors having a significant personal financial stake in our success and the value that the Board places on the alignment of the interests of directors with the interests of shareholders generally. A director who does not comply with the guidelines will not be nominated for election. If the value of the director’s holdings declines to an amount under the minimum, the director will be required to apply up to 100% of his annual retainer to purchase shares sufficiently to meet the minimum requirement. The minimum value of a non-employee director’s holdings of our stock is 3.5 times the annual fees earned and paid in cash. For employee directors, the minimum value is one times the annual base compensation. Directors are expected to achieve compliance with the stock ownership guidelines within three years after becoming a director. In an effort to provide an effective mechanism for satisfying the ownership requirements, the Corporate Compensation Committee enables non-employee directors to participate in the director 10b5-1 program, under which 100% of each month’s retainer can be withheld for purchase of company shares.

RECORD DATE AND OUTSTANDING SHARES; QUORUM

If you were a shareholder of Cortland at the close of business on March 15, 2021, you are entitled to vote at the virtual Annual Meeting. As of March 15, 2021, there were 4,217,117 common shares of Cortland issued and outstanding. When attending virtually or by proxy at the virtual Annual Meeting, the holders of a majority of the common shares of Cortland issued and outstanding and entitled to vote will constitute a quorum for the conduct of business at the virtual Annual Meeting.

VOTE REQUIRED

Shareholders are entitled to one vote for each share held. Shareholders are not entitled to cumulate their votes in the election or removal of directors or otherwise. The director nominees receiving the greatest numbers of votes will be elected. We will consider the non-binding proposal regarding executive compensation to be approved if the proposal receives the affirmative vote of a majority of votes cast on the proposal. We will consider the proposal to ratify the appointment of S.R. Snodgrass, P.C. as independent auditor to be approved if the proposal receives the affirmative vote of a majority of the votes cast on the proposal.

ABSTENTIONS AND BROKER NON-VOTES

Abstention may be specified on all proposals except the election of directors. Abstentions and broker non-votes will be counted for purposes of establishing that a quorum is present at the meeting. A broker non-vote arises when shares held by a broker nominee for a beneficial owner are not voted because the broker nominee does not receive voting instructions from the customer and lacks discretionary authority to vote the shares without instructions.

Brokers normally have authority to vote on routine matters, such as the ratification of independent registered public accounting firms, but not on non-routine matters such as the election of directors and matters relating to executive compensation. Brokers are not allowed to vote uninstructed shares in regard to the election of directors. Pursuant to applicable stock exchange rules, the proposal to ratify the appointment of Cortland’s independent registered public accounting firm (Proposal 3) is the only routine matter.

The election of directors and the advisory vote on executive compensation are not considered routine matters. We urge you to provide instructions to your broker or nominee so that your vote may be counted on these important matters. You should direct the vote of your shares by following the instructions provided on the voting instructions card you received from your broker or other nominee and return the voting instructions card to your broker or other nominee in a timely manner to ensure that your shares are voted on your behalf.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), requires Cortland’s executive officers and directors to file reports with the Securities and Exchange Commission (SEC) disclosing their initial beneficial ownership of common shares and any subsequent changes in their beneficial ownership. Specific due dates have been established by the SEC, and Cortland is required to disclose in this proxy statement any late reports. To Cortland’s knowledge, based solely on a review of reports furnished to Cortland and written representations that no other reports were required, Cortland’s executive officers and directors complied with all Section 16(a) filing requirements during the 2020 fiscal year, except for the late Form 4 filings to report the equity grants that were awarded to the executive officers and directors on March 17, 2020. These Form 4 filings were filed late due to delays caused by technical difficulties as a result of the COVID-19 pandemic.

ELECTION OF DIRECTORS

(Proposal One)

The Board currently has twelve members. Directors are divided into three classes, and directors of each class serve for three-year terms. Four directors serve in the class whose terms will expire at the Annual Meeting, four directors serve in the class whose term expires in 2022 and four directors serve in the class whose term expires in 2023. Proxies may not be voted for more than the four nominees.

BOARD NOMINEES

Directors are individuals with knowledge and experience who serve and represent Cortland’s geographic footprint throughout the counties and communities served and those counties contiguous to Cortland’s market. Current Board representation by outside directors demonstrates a background in the automotive, law, manufacturing, financial services, construction and the accounting industries, with the expertise of these individuals covering a broad array of skills including corporate management, human resource management, strategic planning, business acquisitions, and small business operations.

The Board proposes that the four nominees identified be elected for a new term of three years. Each nominee was recommended by the Board’s Corporate Governance Committee. Each individual elected as a director at the Annual Meeting will hold office until his term expires and thereafter until his successor is duly elected and qualified, or until his earlier resignation, removal from office, or death. While it is contemplated that all nominees will stand for re-election, if a nominee who would otherwise receive the required number of votes becomes unavailable or unable to serve as a candidate for re-election as a director, the individuals designated as proxies on the proxy card will have full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee or nominees designated by the Board following recommendation by the Corporate Governance Committee. The Board knows of no reason any of the nominees named below will be unavailable or unable to serve if elected to the Board.

Nominee	Age	Biography	Director of Cortland Since	Nominee for Term Expiring In

Hicham Chahine	62

Mr. Chahine is a retired principal with Crowe LLP, a national accounting, consulting and technology firm which was formerly known as Crowe Horwath. Mr. Chahine was with Crowe LLP from 1998 to 2019. While at Crowe, Mr. Chahine developed extensive experience and background in information systems and network security audit control areas in the financial services industry. Prior to joining Crowe, Mr. Chahine was Information Systems Examiner for the Division of Financial Institutions of the Ohio Department of Commerce. As technology in the financial services industry continues to evolve with a heightened focus on data security and cyber-security risks, the Corporate Governance Committee believes that Mr. Chahine’s information systems knowledge is a highly desirable skill set that enables him to make valuable contributions to the Board.

			2019	2021

Nominee	Age	Biography	Director of Cortland Since	Nominee for Term Expiring In

James E. Hoffman, III	69	An attorney, Mr. Hoffman is President of Hoffman & Walker Co., L.P.A. Mr. Hoffman has been a general practitioner of law for over 44 years and is a partner in a local law firm. He received his undergraduate (B.A.) degree at The Ohio State University in 1973 and his Juris Doctorate (J.D.) degree from the University of Akron Law School in 1976. The Corporate Governance Committee and the Board believe that Mr. Hoffman’s background as a lawyer and his experiences, qualifications, attributes and skills allow him to provide valuable insights to the Board.	1984	2021

Joseph E. Koch	63	Mr. Koch is President of Joe Koch Construction, Inc., a homebuilding, developing and remodeling company since 1988. He is President of Joe Koch Realty, Inc., a real estate brokerage firm. Mr. Koch has been a member of Eagle Ridge Properties, LLC since 2002. He is the President of Koch Family Charitable Foundation, a 501(c)(3) organization. Mr. Koch is also Chairman of the Austintown Zoning Board of Appeals. The Corporate Governance Committee and the Board believe that Mr. Koch’s experiences, qualifications, attributes and skills allow him to provide local business expertise to the Board.	2010	2021

Timothy K. Woofter	70

Mr. Woofter is President, CEO, and Director of Stanwade Metal Products, a manufacturer of tanks and distributor of oil equipment, and Lucky Oil Equipment, a distributor of oil equipment. He is Partner in the Woofter Family Limited Partnership; Owner, Jester Investments, a residential and commercial property rental company; part owner and Vice President of Northern Ventures, a real estate rental company; and Manager of Hartford Land LLC, a Real Estate Holding Company. Mr. Woofter has managed and owned a business that manufactures steel storage tanks and distributes oil-handling equipment for over 40 years. He has owned and managed real estate, both residential and commercial, for over 30 years and is familiar with properties of these types and their values. The Corporate Governance Committee and the Board believe that the experiences, qualifications, attributes and skills that Mr. Woofter has developed through his business and leadership experiences allow him to provide business and leadership insight to the Board.

			1985	2021

Recommendation and Vote

Under Ohio law and Cortland’s Code of Regulations, the nominees receiving the greatest number of votes “FOR” election will be elected to the Board. Shareholders are not entitled to cumulate votes in the election of directors. Common shares represented by properly executed and returned proxy cards will be voted “FOR” the election of the Board’s nominees unless authority to vote for one or more nominees is withheld. Common shares as to which the authority to vote is withheld and broker non-votes will be counted for quorum purposes but will not be counted in the election of directors.

The Board recommends a vote FOR the election of the nominees.

CONTINUING DIRECTORS

Director	Age	Biography	Director of Cortland Since	Term Expires In

James M. Gasior	61

Mr. Gasior is the President, Chief Executive Officer and Director of the Company and the Bank since 2009. He previously served as Senior Vice President, Chief Financial Officer and Corporate Secretary of the Company and the Bank from November 2005 to October 2009. Mr. Gasior is a Certified Public Accountant, a member of the American Institute of CPAs and a member of the Ohio Society of CPAs. He is also a member and director of the Youngstown-Warren Regional Chamber of Commerce, board chairman and member of the Board of Trustees of Eastern Gateway Community College, board chairman and board trustee for the Ohio Foundation of Independent Colleges and a member of the Ohio Bankers League. He is also a member of the Financial Managers Society, the RMA Northeast Ohio chapter, the Youngstown State University Tax Institute and CPE Advisory Committee. He has extensive background in all financial activities and financial reporting, budgeting, risk management, compensation planning, plan design, talent recruitment, corporate governance and strategic planning. The Corporate Governance Committee and the Board believe that Mr. Gasior’s experience in the banking and financial services industry and significant leadership positions with Cortland and the Bank allow him to provide business and leadership expertise to the Board.

			2005	2022

Richard B. Thompson	72

Mr. Thompson is the owner and executive of Therm-O-Link, Inc., Vulkor, Inc., and Therm-O-Link of Texas, Inc., all manufacturers of electrical wire and cable; Executive of Kinsman IGA, a grocery store; Partner in Dana Gas, a gas well operation; Owner of the Heritage Hill Grain Company and Heritage Hill Enterprises, agricultural businesses, since 2003; Partner in Stratton Creek Woodworks, a maker of wood products, and Smearcase, a real estate holding company, each since 2005; Partner in Goodview, a Brazilian agricultural business; and Partner in Kinsman Hardware LLC, a home improvement store. Mr. Thompson is a private investor with an extensive background in manufacturing. The Corporate Governance Committee and the Board believe that Mr. Thompson’s experiences, qualifications, attributes and skills allow him to provide assistance in understanding and evaluating manufacturing business relationships. He has owned and managed numerous small businesses in several industries in the Bank’s current market area, as well as outside the immediate area.

			2001	2022

Joseph P. Langhenry	62

Mr. Langhenry is the managing principal of Langhenry Venture Partners. From 2000 to 2016, Mr. Langhenry was President and CEO of Watteredge, Inc., a division of Southwire Company, LLC, a Cleveland-area manufacturer of power connectors and other products for the power generation, automotive and other industries. Mr. Langhenry started with Watteredge as a Sales Manager and previously worked as a bond trader for Prescott Ball and Turben. The Corporate Governance Committee and the Board believe that Mr. Langhenry’s experiences, qualifications, attributes and skills allow him to provide valuable business leadership expertise to the Board.

			2013	2022

Director	Age	Biography	Director of Cortland Since	Term Expires In

Thomas P. Perciak	73

Mr. Perciak has been the mayor of Strongsville, Ohio since 2004. From 1999 to 2004, he was the Executive Vice President of Fifth Third Bank, Northeastern Ohio. Mr. Perciak was President and CEO of Emerald Financial Corp., the NASDAQ-traded, SEC-registered thrift holding company of The Strongsville Savings Bank, from the inception of Emerald Financial Corp. in January 1995 through August 1999 when Fifth Third Bancorp, Cincinnati, Ohio, acquired Emerald Financial Corporation. During a twenty-year tenure as the principal executive officer, Mr. Perciak led The Strongsville Savings Bank from a two-office savings institution to a retail savings bank that had 16 banking offices in high growth suburban locations throughout Cuyahoga County, Lorain County and Medina County, Ohio. For two decades, Mr. Perciak received awards from the Homebuilders Association of Greater Cleveland in recognition of excellence in construction lending to builders and developers of residential real estate in Northeastern Ohio. From April 22, 2008 through August 14, 2015, Mr. Perciak served as a director of LNB Bancorp, an SEC-registered, NASDAQ-traded bank holding company headquartered in Lorain, Ohio. Northwest Bancshares, Inc., Warren, Pennsylvania, acquired LNB Bancorp on August 14, 2015. He is the retired Chairman of the Southwest Health Center Foundation Board, a 358-bed hospital located in Middleburg Heights, Ohio. Mr. Perciak currently serves on the board of financial advisors to the Cleveland Catholic Diocese. The Corporate Governance Committee and the Board believe that Mr. Perciak’s experiences, qualifications, attributes and skills allow him to provide extensive understanding of the banking industry and economic and business development abilities in the Cleveland-area suburbs, markets the Company has targeted for continued growth.

			2016	2022

Timothy Carney	55

Mr. Carney is Executive Vice President and Chief Operating Officer of the Company and the Bank since November 2, 2009. Mr. Carney also serves as the Secretary of the Company and the Bank, a position which he held from November 2009 to May 2015 and then resumed the responsibility in September 2018 to the present. He was previously Senior Vice President, Chief Operations Officer of the Bank. Prior to joining the Bank, Mr. Carney was employed by Ernst & Young and had experience in all financial activities and financial reporting, audit preparation, budgeting, and knowledge of government regulatory requirements. The Corporate Governance Committee and the Board believe that the experiences, qualifications, attributes and skills that Mr. Carney has developed allow him to provide valuable accounting, strategic planning and corporate governance expertise to the Board.

			2009	2023

David C. Cole	62

Mr. Cole is a Partner and President of Cole Valley Motor Company, an automobile dealership. He is President of JDT, Inc., Cole Valley Chevrolet, CJB Properties, and David Tom LTD, automobile sales, since 2001. As President of a family-owned automobile dealership located in Warren, Ohio, Mr. Cole is responsible for the management and day-to-day operations of the business. He has a Bachelor of Science degree in business administration. Mr. Cole serves on the board of Forum Health. The Corporate Governance Committee and the Board believe that Mr. Cole’s experiences, qualifications, attributes and skills allow him to provide an extensive understanding of small business and retail needs.

			1989	2023

Director	Age	Biography	Director of Cortland Since	Term Expires In

Neil J. Kaback	60

Mr. Kaback is Vice President of Cohen & Company Marketing Associates, Inc., a firm that provides marketing for Cohen Sequoia Enterprises, formerly known as Cohen & Company LTD (an accounting and financial planning firm where Mr. Kaback is also a Vice President).  Mr. Kaback is a partner in Cohen & Company Investment Partnership. He is a member of the American Institute of CPAs and the Ohio Society of CPAs.  Mr. Kaback has varied responsibilities.  He focuses on high level business succession, tax, estate, and family business planning, as well as the supervision and planning of financial statement and tax return engagements.  He heads the firm's Automotive Dealers Group and provides managerial, operational, financing, and tax consulting advice.  Mr. Kaback serves as Finance Chairman for the Trumbull Memorial Health Foundation and was the Campaign Chairman of Operation: Save our Airbase Reservists. He was a member of the Leadership Youngstown Class of 92-93 and is actively involved with the Mahoning County United Way and the Youngstown Warren Regional Chamber. The Corporate Governance Committee and the Board believes that the experiences, qualifications, attributes and skills that Mr. Kaback has developed allow him to provide continued accounting and financial expertise to the Board.

			2004	2023

Anthony R. Vross	59

Mr. Vross is co-owner of Simon Roofing and has over 36 years of experience in executive administration, manufacturing, operations, distribution, sales, and marketing.  He has brought many new concepts and technologies to the roofing industry, such as the Fume Recovery System. He has authored several articles in national publications such as Shopping Center Business, Commercial Building Magazine, Facility Management Journal, PRSM Magazine and Retail Facility Business magazine. He has been a speaker for the Professional Retail Store Maintenance (PRSM) Association and the Restaurant Facility Management Association (RFMA). Mr. Vross holds a Bachelor of Science degree in Business Administration from Youngstown State University, where he had served on the Business Advisory Council for the Williamson College of Business Administration and was recognized as the 2015 Outstanding Business Alumnus. He is president of Glacier Sports Inc. and was president and treasurer of Canfield Diamond Backers, both charitable organizations. He is a member of St. Maron’s parish, and was a CCD teacher, volunteer for the Maronite Youth organization, and was on the parish advisory council. The Corporate Governance Committee and the Board believe that the experiences, qualifications, attributes, and skills that Mr. Vross has developed through his business and industry experience allow him to provide local business expertise and innovation insight to the Board.

			2013	2023

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Independence of Directors

The Board has reviewed, considered, and discussed each director’s relationships, both direct or indirect, with Cortland and its subsidiaries and the compensation and other payments, if any, each director has, both directly or indirectly, received from or made to Cortland and its subsidiaries in order to determine whether the director is independent. The Board has determined that it has a majority of independent directors and that each of the following directors qualifies as independent under Nasdaq Rule 5605(a)(2): Hicham Chahine, David C. Cole, James E. Hoffman, III, Neil J. Kaback, Joseph E. Koch, Joseph P. Langhenry, Thomas P. Perciak, Richard B. Thompson, Anthony R. Vross, and Timothy K. Woofter. The Board has determined that all of the directors serving on the Corporate Governance Committee, the Audit Committee, and the Compensation Committee are independent directors.

James M. Gasior and Timothy Carney do not qualify as independent directors because they currently serve as executive officers of Cortland and its subsidiaries.

Meetings of the Board and Attendance at the Annual Meeting of Shareholders

In 2020, the Board held a total of 7 meetings. Each incumbent director attended at least 75% of the aggregate of the total number of meetings held by the Board and the total number of meetings held by the board committees on which he served, in each case during the period of his service.

Cortland encourages all incumbent directors and director nominees to attend each annual meeting of shareholders. All of the directors attended Cortland’s last Annual Meeting of Shareholders, held on April 29, 2020.

Communications with the Board

Although Cortland does not currently have formal procedures by which shareholders may communicate directly with directors, Cortland believes that its current process has adequately served the needs of the Board and its shareholders. Communications sent to the Board, either generally or in care of the Chief Executive Officer, Secretary, the Investor Relations Officer, or another corporate officer, are forwarded to all directors. There is no screening process, and all communications that are received by officers for the Board’s attention are forwarded to the Board.

Until other procedures are developed and posted on Cortland’s website at www.cortlandbank.com, any communication to the Board may be mailed to the Board, in care of the Investor Relations Officer, at Cortland’s headquarters in Cortland, Ohio. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or a “Shareholder-Director Communication.” In addition, this communication must identify the author as a shareholder and clearly state whether the intended recipients are all directors on the Board or just certain specified individual directors or committee members. The Investor Relations Officer will make copies of all such communications and circulate them to the appropriate director or directors.

Board Committees

Audit Committee

The Board has an Audit Committee comprised of Messrs. Kaback (Chair), Chahine, Hoffman, Thompson, and Vross. The Board has determined that each member and nominee of the Audit Committee qualifies as independent under the Nasdaq Marketplace Rules, as well as under Rule 10A-3 promulgated under the Exchange Act. The Board has determined that Mr. Kaback qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. Mr. Kaback has acquired these attributes through education and experience as a certified public accountant.

The Audit Committee conducts its business pursuant to a written charter adopted by the Board. A current copy of the charter of the Audit Committee is posted on Cortland’s website at www.cortlandbank.com on the investor relations page under Governance Documents, “Audit Committee Charter.” At least annually, the Audit Committee reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board for approval as necessary.

The Audit Committee is responsible for appointing, compensating, and overseeing the independent registered public accounting firm employed by Cortland for the purpose of preparing and issuing an audit report or other audit, review, or attestation services. The Audit Committee evaluates the independence of the independent registered public accounting firm on an ongoing basis. The Audit Committee also approves audit reports and plans, accounting policies, and audit outsource arrangements, including audit scope, internal audit reports, audit fees, and certain other expenses. The Audit Committee is responsible for developing procedures for the receipt, retention, and treatment of complaints regarding accounting, internal auditing controls, or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee held four (4) meetings in 2020. The Audit Committee’s report relating to the 2020 fiscal year appears elsewhere in this proxy statement.

Compensation Committee

The Compensation Committee is currently comprised of Messrs. Cole, Langhenry, Perciak, Thompson, and Woofter (Chair). The Board determined that each member of the Compensation Committee qualified as independent under Nasdaq Marketplace Rules. In addition, each member of the Compensation Committee qualified as a “non-employee director” for purposes of Section 16b-3 under the Exchange Act.

The Compensation Committee oversees director and executive officer compensation as well as compensation under the Profit Sharing Program and the Employee Benefit 401(k) Plan. The Compensation Committee is also responsible for administration of other executive benefits and plans, including the 2015 Omnibus Equity Plan. The Compensation Committee reviews and recommends officer compensation levels and benefit plans. In evaluating executive officer performance, the Compensation Committee takes into account the following factors: (i) the attraction and retention of Executive Management; (ii) the motivation of Executive Management to achieve the Company’s business objectives; and (iii) the alignment of the interests of Executive Management with the long-term interests of the Company’s shareholders.

The Compensation Committee occasionally requests the Chief Executive Officer (CEO) to be present at Compensation Committee meetings to discuss executive compensation and evaluate individual performance. The Compensation Committee discusses the CEO’s compensation with him, but final deliberations and all votes regarding his compensation are made in executive session, without the CEO present. The Compensation Committee also approves the compensation for other executive officers based on the CEO’s recommendations with input from outside advisors and counsel and then makes its recommendations to the Board.

The Compensation Committee reviews publicly available peer data to assist with evaluating the overall compensation for the Board. From time to time, the Compensation Committee will recommend changes in compensation to further the goals of the director compensation program, which strives to provide appropriate compensation to directors for their time, efforts and contributions.

The Compensation Committee uses compensation data from similar-sized financial institutions for comparative purposes from time to time to provide input on both Board and executive compensation issues and used Newcleus (formerly Compensation Advisors) as a consultant in setting 2020 compensation for the named executive officers. The Compensation Committee conducts its business pursuant to a written charter adopted by the Board. A current copy of the charter of the Compensation Committee is posted on Cortland’s website at www.cortlandbank.com on the investor relations page under Governance Documents, “Compensation Committee Charter.” At least annually, the Compensation Committee reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board for approval as necessary. The Compensation Committee held three (3) meetings in 2020.

Corporate Governance Committee

The Corporate Governance Committee is comprised of Messrs. Cole, Koch, Perciak (Chair), Thompson, Vross, and Woofter. The Board has determined that each member of the Corporate Governance Committee qualifies as independent under Nasdaq Marketplace Rules. In addition, each member of the Corporate Governance Committee qualifies as a “non-employee director” for purposes of Section 16b-3 under the Exchange Act. The Corporate Governance Committee held two (2) meetings during 2020. The charter of the Corporate Governance Committee is reviewed annually and is available on Cortland’s website at www.cortlandbank.com on the investor relations page under Governance Documents, “Nominating and Corporate Governance Committee Charter.”

The Corporate Governance Committee is charged with the following responsibilities:

●	Identify and recommend to the Board for nomination, election or appointment qualified individuals for membership on the Board;
●	Oversee an annual evaluation of each director including the director candidates standing for re-election;
●

Based on the completion of board evaluations and other factors, recommend for the Board’s selection the directors to be re-elected or other alternate candidates, for each meeting of the Company’s stockholders at which directors are to be elected;

●	Oversee and advise the Board on corporate governance matters and practices; and
●	Perform such other duties for the Company as may be requested by the Board from time to time.

Executive Committee

At a meeting of the Company’s Board of Directors on September 24, 2019, the Board approved a newly formed Executive Committee of the Board of Directors. The Executive Committee is comprised of Messrs. Gasior, Carney, Kaback, Perciak, Thompson, and Woofter (Chair). This Committee held nine (9) meetings in 2020. The Executive Committee is empowered to act in place of the full Board, with certain exceptions, between meetings of the full Board. In addition, the Executive Committee will perform general control and supervision functions subject to the discretion of the full Board.

Nominating Procedures

The Corporate Governance Committee has the responsibility to identify and recommend individuals qualified to become directors. Each candidate must satisfy the eligibility requirements set forth in Cortland’s Code of Regulations, Article Two, Section 2.01 “Authority and Qualifications,” and in guidelines adopted by the Board from time to time. A director is eligible for one additional term after he has first attained the age of 70 or above.

When considering potential candidates for the Board, the Corporate Governance Committee strives to assure that the composition of the Board, as well as its practices and operation, contributes to an effective representation and advocacy of shareholders’ interest. The Corporate Governance Committee may consider those factors it deems appropriate in evaluating director candidates, including judgment, skill, strength of character, experience with business and organizations comparable in size and scope to Cortland, experience and skills relative to other Board members, and specialized knowledge or experience. Depending upon the current needs of the Board, certain factors may be weighed more heavily than others by the Corporate Governance Committee. While the Corporate Governance Committee does not have a formal policy for the consideration of diversity in the nomination process, the Corporate Governance Committee generally views and values diversity from the perspective of professional and life experiences, as well as geographic location, representative of the markets in which we do business. The Corporate Governance Committee recognizes that diversity in professional and life experiences may include consideration of gender, race or national origin, in identifying individuals who possess the qualifications that the Corporate Governance Committee believes are important to be represented on the Board. In its deliberations, the Corporate Governance Committee takes into account all facets of a potential nominee’s background, including the potential nominee’s educational background, business and professional experience, and his or her particular skills and other qualities. The Corporate Governance Committee’s goal is to identify individuals who will enhance and add valuable perspective to the Board’s deliberations and who will assist Cortland in its efforts to capitalize on business opportunities in a challenging and highly competitive market.

In considering candidates for the Board, the Corporate Governance Committee evaluates the entirety of each candidate’s credentials and, other than the eligibility requirements set forth in Cortland’s Code of Regulations and other than the stock ownership guidelines, there are no specific minimum qualifications that must be met by a Corporate Governance Committee-recommended nominee. However, the Corporate Governance Committee does believe that each director on the Board should be of the highest character and integrity; possess a reputation for working constructively with others; have sufficient time to devote to Board matters; and be without any conflict of interest that would impede the individual’s performance as a director.

The Corporate Governance Committee will consider candidates for the Board from any reasonable source, including shareholder recommendations. The Corporate Governance Committee will not evaluate candidates differently based on who has made the recommendation. The Corporate Governance Committee has the authority to hire and pay a fee to consultants or search firms for the purpose of identifying and evaluating candidates. No such consultants or search firms have been used to date and, accordingly, no fees have been paid to consultants, search firms, or any other individuals.

According to Section 2.03(B) of Cortland’s Code of Regulations, any shareholder who desires to nominate an individual to the Board must provide timely written notice. To be timely, the notice must be mailed to the President of Cortland at least 14 days but no more than 50 days before the meeting at which directors will be elected, or 7 days after notice of the meeting is mailed to shareholders if the meeting is held within 21 days of Cortland mailing notice of the meeting.

The shareholder’s notice of nomination must give:

●	the name and address of the nominee;
●	the principal occupation of the nominee;
●	the approximate number of shares the shareholder making the nomination reasonably anticipates will be voted in favor of the proposed nominee;
●	the name and address of the shareholder making the nomination; and
●	the number of shares beneficially owned by the shareholder making the nomination.

The Corporate Governance Committee will disregard a shareholder’s nomination if it is not made in compliance with these rules and standards.

Board Leadership Structure and Role in Risk Oversight

The office of Chairman of the Board and the office of Chief Executive Officer have been separate at Cortland since 2005. Since November 2, 2009, James M. Gasior has held the office of Chief Executive Officer and effective April 27, 2010, Timothy K. Woofter became Chairman of the Board. Cortland believes that separation of these two offices is consistent with the Board’s responsibility for oversight of management and of Cortland’s affairs generally. The Board and its committees have a significant role in oversight of the risks to which Cortland is subject. Like other community banking organizations, Cortland’s bank subsidiary exercises oversight of common banking risks through a loan committee that considers loan applications and credit risk, an asset and liability committee whose routine responsibilities require consideration of interest rate and liquidity risk, an audit committee that takes into account audit and regulatory compliance risks and a loan review committee that monitors non-performing assets and their ultimate outcome. The Bank’s asset and liability committee and loan committee are each comprised of management and Board members, thus ensuring that key decisions are made at the highest level. The Bank’s audit committee and loan review committee focus on our most significant risks in the areas of liquidity, credit, interest rate and general risk management strategy. The Board sets policy guidelines in the areas of loans and asset/liability management that are reviewed on an on-going basis. The full Cortland Board takes these and other risks into account in the Board’s deliberations to supervise the policies of the Bank. Management, the Board, and the Board’s committees also utilize third-party consultants and advisors to help them examine and assess the Bank’s and Cortland’s enterprise risk management. While the Board oversees our risk management, management is responsible for day-to-day risk management following the dictates of the Board’s policy decisions.

The Board recognizes that management succession planning is an ongoing part of its responsibilities. The full Board is responsible for overseeing CEO succession planning and assesses both expected and emergency CEO succession at least annually. The Board regularly works with its committees and members of management to evaluate potential successors to the CEO. The Board discusses potential successors with the CEO and together with the CEO reviews any development plans recommended for such individuals. A similar process is also followed with regard to the other executive officers.

Code of Ethics

Cortland has adopted a Code of Ethics (the Code) as part of its corporate governance program. The Code applies to all of Cortland’s officers, directors, and employees, including its Chief Executive Officer and Chief Financial Officer. The Code is posted on the Investor Relations page of Cortland’s website at www.cortlandbank.com under Governance Documents, “Code of Business Conduct and Ethics.” Any amendments to, or waivers from, this Code will be posted on this same website. In addition, a copy of the Code is available to shareholders upon request. Shareholders desiring a copy of the Code should address written requests to Mr. Timothy Carney, Corporate Secretary of Cortland Bancorp, 194 West Main Street, Cortland, Ohio 44410, and are asked to mark “Code of Business Conduct and Ethics” on the outside of the envelope containing the request.

Anti-Hedging Policy

Cortland’s Insider Trading Policy discourages hedging transactions involving Cortland’s securities by directors, executive officers and employees of Cortland or the Bank. The anti-hedging policy:

●	requires that Cortland securities purchased by a director, officer or employee in the open market must be held for a minimum of six months and preferably longer;
●	prohibits direct and indirect short selling of Cortland securities by directors, officers or employees;
●

prohibits transactions by directors, officers or employees in puts, calls or other derivative transactions involving Cortland’s securities, other than the exercise of options or warrants issued by Cortland to its employees or directors;

●	prohibits other forms of hedging or monetization transactions by directors, officers or employees, such as zero-cost dollars and forward sales transactions, involving Cortland’s securities; and
●

prohibits directors, officers or employees from holding Cortland securities in a margin account or pledging Cortland securities as collateral for a loan without first obtaining the approval of the Chief Executive Officer.

DIRECTOR COMPENSATION IN 2020

The following table shows the compensation of Cortland directors for their service in 2020, other than Directors Gasior and Carney. Information about compensation paid to and earned by Directors Gasior and Carney is included in the Summary Compensation Table for Executive Compensation. Compensation shown in the table is aggregate compensation paid in 2020 for directors’ service both to Cortland and all of its subsidiaries.

Name	Fees Earned and Paid in Cash ($)	Stock Awards (Note 1) ($)	All Other Compensation (Note 2) ($)	Total ($)
Hicham Chahine	31,800	4,208	0	36,008
David C. Cole	31,350	4,208	4,099	39,657
James E. Hoffman III	32,800	4,208	4,361	41,369
Neil J. Kaback	32,200	4,208	5,036	41,444
Joseph E. Koch	32,000	4,208	5,696	41,904
Joseph P. Langhenry	32,550	4,208	5,097	41,855
Thomas P. Perciak	33,600	4,208	0	37,808
Richard B. Thompson	34,450	4,208	4,554	43,212
Anthony R. Vross	33,600	4,208	0	37,808
Timothy K. Woofter	35,500	4,588	4,415	44,503

(1)

Each individual serving as a non-employee director on March 17, 2020 was awarded shares on that date. Chairman Woofter received 290 fully vested shares and the other non-employee directors received 266 fully vested shares. The price of the stock on that date was $15.82.

(2)

Perquisites and other personal benefits provided to each of the directors described in the table were less than $10,000 in 2020. The figures in the “all other compensation” column consist of the imputed monetary value of life insurance policies for the directors and the addition in 2020 to the liability accrual balance established by Cortland to account for Cortland’s obligation to pay retirement benefits under director retirement agreements entered into with participating non-employee directors. Directors Chahine, Perciak and Vross do not participate in the Director Retirement Program. The imputed value of life insurance policies for income tax purposes in 2020 was $292 for Director Cole, $554 for Director Hoffman, $140 for Director Kaback, $178 for Director Koch, $144 for Director Langhenry, $747 for Director Thompson, and $608 for Director Woofter. The nonqualified deferred compensation expense incurred in 2020 for director retirement agreements was $3,807 for Director Cole, $3,807 for Director Hoffman, $4,896 for Director Kaback, $5,518 for Director Koch, $4,953 for Director Langhenry, $3,807 for Director Thompson and $3,807 for Director Woofter.

Retirement Agreements and Insurance for Non-Employee Directors. Directors Cole, Hoffman, Kaback, Koch, Langhenry, Thompson, and Woofter are parties to director retirement agreements with Cortland. The director retirement agreements promise a post-retirement benefit of $10,000 payable annually for 10 years if the director retires after reaching his normal retirement age, which is a function of years of service on the Board and attained age. Normal retirement ages for these directors are age 61 (Mr. Cole), age 62 (Mr. Hoffman), age 67 (Mr. Kaback), age 70 (Mr. Koch), age 72 (Mr. Langhenry), age 70 (Mr. Thompson), and age 63 (Mr. Woofter). A reduced annual retirement benefit is payable if the director terminates service or becomes disabled before reaching the normal retirement age, but the benefit is not paid until the director reaches the normal retirement age. If termination of the director’s service occurs within one year after a change in control of Cortland, the director will receive cash in a single lump sum equal to the retirement benefit expense accrued by Cortland. The director retirement agreement benefits to which a director is entitled are payable to his beneficiary after the director’s death, but if the director dies in active service to Cortland before reaching his normal retirement age, his beneficiary will be entitled to cash in a single lump sum equal to the retirement benefit expense accrued by Cortland.

Cortland purchased insurance on the lives of directors who are parties to the director retirement agreements and entered into split dollar agreements with them, promising to share a portion of the life insurance death benefits with the directors’ designated beneficiaries. Each director’s portion of the policy’s death benefit is $100,000, payable to the director’s beneficiary whether the director’s death occurs while in active service to Cortland or after retirement. Cortland will receive any death benefits remaining after payment to the director’s beneficiary. Entry into the Director Retirement Program has been discontinued. There will be no new director participants in the program, although the former directors currently participating will continue to do so.

Director Indemnification. At the 2005 Annual Meeting, the shareholders of Cortland approved the form and use of indemnification agreements with directors. Cortland has entered into indemnification agreements with each of its directors. The indemnification agreements allow a director to select the most favorable indemnification rights provided under:

●	Cortland’s Articles of Incorporation or Code of Regulations in effect on the date of the indemnification agreement or on the date expenses are incurred;

●	state law in effect on the date of the indemnification agreement or on the date expenses are incurred;

●	any liability insurance policy in effect when a claim is made against the director or on the date expenses are incurred; and

●	any other indemnification arrangement otherwise available.

The indemnification agreements cover all fees, expenses, judgments, fines, penalties, and settlement amounts paid in any matter relating to the director’s role as director, officer, employee, agent, or when serving as Cortland’s representative with another entity. Each indemnification agreement provides for the prompt advancement of all expenses incurred in a proceeding, subject to the director’s obligation to repay those advances if it is determined later that the director is not entitled to indemnification.

Retainer and Fees. Currently, the Board and the Board of Directors of the Bank consist of the same individuals. The annual retainer for the Chairman of the Board is currently $24,000, plus $675 for each board meeting attended. The current annual retainer for all other non-employee directors is $22,000, plus $600 for each board meeting attended. Non-employee directors also receive a fee for each committee meeting attended: $400 for the Strategic Planning Committee, $400 for the Audit Committee, $400 for the Corporate Governance Committee, $400 for the Compensation Committee and $250 for all other committees, with the exception of the Executive Committee for which members receive no meeting fees.

EXECUTIVE COMPENSATION

Cortland does not provide any monetary compensation directly to its executive officers. Instead, the executive officers of Cortland are paid by the Bank for services rendered in their capacity as executive officers of Cortland and the Bank.

Summary Compensation Table

Name and Principal Position	Year	Salary (1) ($)	Incentive Plan (2) ($)	Stock Awards (3) ($)	Salary Continuation (4) ($)	All Other Compensation (5) ($)	Total ($)
James M. Gasior	2020	315,000	126,000	170,176	209,380	42,855	863,411
President and Chief Executive Officer	2019	297,000	57,446	151,873	135,409	41,085	682,813
of Cortland and the Bank

Timothy Carney	2020	296,950	118,780	160,415	114,642	46,530	737,317
Executive Vice President and Chief Operating Officer	2019	279,950	54,148	143,157	84,293	40,521	602,069
of Cortland and the Bank

David J. Lucido	2020	190,110	47,528	82,501	111,808	34,456	466,403
Senior Vice President and Chief Financial Officer	2019	185,110	28,122	73,633	82,714	33,042	402,621
of Cortland and the Bank

(1)	Includes salary deferred at the election of the executive under the Bank’s 401(k) retirement plan.

(2)

Represents amounts earned under the Annual Incentive Plan for Executive Officers, a combination performance-based and discretionary cash bonus plan, which aligns management’s interests with those of the shareholders by targeting key performance metrics of the company, the consistent achievement of which is expected to drive shareholder return. In 2020, there were seven weighted performance goals established under the plan, including (1) loan growth - 15%, (2) deposit growth - 15%, (3) net income - 20%, (4) return on assets - 15%, (5) asset quality - 15%, (6) net interest margin - 10%, and (7) efficiency ratio - 10%. Having achieved 84.1% of goal-weighted performance, the executives were entitled to a cash incentive bonus. Messrs. Gasior and Carney earned 25.37% of their salary as a result of the overall performance of the Company and Mr. Lucido earned 16.57% of salary. In addition to the performance-based award, the Compensation Committee also granted a discretionary award amounting to 14.63% of salary for Messrs. Gasior and Carney and 8.43% of salary for Mr. Lucido. Goal-weighted performance for 2019 resulted in payment of 19.34% of salary for President and CEO James M. Gasior and Executive Vice President and Chief Operating Officer Timothy Carney, and 15.19% for Senior Vice President and Chief Financial Officer David J. Lucido. There was not a discretionary component paid for 2019.

(3)

On March 17, 2020, the Compensation Committee of Cortland’s Board of Directors awarded 10,757 shares of restricted stock to President and CEO James M. Gasior, 10,140 shares to Executive Vice President and Chief Operating Officer Timothy Carney, and 5,215 shares to Senior Vice President and Chief Financial Officer David J. Lucido. Awarded under the 2015 Omnibus Equity Plan, the shares vest in equal thirds on the first three anniversaries of the award date if the executive remains employed with Cortland, but the awards will become fully vested if a change in control occurs. The price of Cortland’s stock on the grant date was $15.82 per share. On April 23, 2019, the Compensation Committee of Cortland’s Board of Directors awarded 6,726 shares of restricted stock to President and CEO James M. Gasior, 6,340 shares to Executive Vice President and Chief Operating Officer Timothy Carney, and 3,261 shares to Senior Vice President and Chief Financial Officer David J. Lucido. Awarded under the 2015 Omnibus Equity Plan, the shares awarded in 2019 vest in two equal parts; half of the shares vested immediately and the second half vested on the first anniversary of the award date. The price of Cortland’s stock on the grant date was $22.58 per share.

(4)	Figures in the “Salary Continuation” column represent the addition to the liability accrual balance to account for the salary continuation agreements for the years presented.

(5)

The figures in the “all other compensation” column consist of the Bank’s contribution to the 401(k) plan accounts for the named executive officers, the imputed monetary value of life insurance policies, vehicle-related expenses, and club memberships. For 2020, the Bank made contributions of $14,250 to the 401(k) plan account of Mr. Gasior, $14,250 to the account of Mr. Carney and $12,310 to the account of Mr. Lucido. The imputed value of life insurance policies for income tax purposes in 2020 was $5,580 for Mr. Gasior, $3,565 for Mr. Carney and $4,154 for Mr. Lucido. Vehicle-related expenses in 2020 were $8,723 for Mr. Gasior, $8,412 for Mr. Carney and $6,854 for Mr. Lucido. Club membership dues in 2020 were $8,180 for Mr. Gasior, $14,433 for Mr. Carney and $8,171 for Mr. Lucido. In 2020, dividends paid on restricted shares awarded under the 2015 Omnibus Equity Plan were $6,122 for Mr. Gasior, $5,770 for Mr. Carney and $2,967 for Mr. Lucido. Incentives earned on residential mortgage loan referrals in 2020 were $0 for Mr. Gasior, $100 for Mr. Carney and $0 for Mr. Lucido.

Administration of Cortland’s Compensation Programs. Cortland’s compensation programs for its executive officers are administered by or under the direction and supervision of Cortland’s Compensation Committee, which is responsible for reviewing and recommending to the independent members of the Board of Directors for approval of the salary, bonus and all other compensation and benefits to be provided to Cortland’s Chief Executive Officer and other executive officers.

The Company’s Chief Executive Officer annually reviews the compensation and performance of each executive officer of Cortland and also performs a performance self-assessment. The results of these reviews are communicated to the Compensation Committee, which has final authority for determining compensation adjustments for executive officers other than the Chief Executive Officer. The Compensation Committee makes a recommendation to the full Board of Directors regarding the Chief Executive Officer’s annual compensation. The Compensation Committee also reviews incentive plan documents and annual incentive goals and matrices. The Compensation Committee reports compensation decisions to the independent members of the Board of Directors for approval.

In setting salaries for Cortland’s executive officers, the Compensation Committee uses pay ranges that are established based on comparisons to designated peer group companies for each named executive position. Each named executive position pay range that is established includes a minimum, a mid-point and a maximum salary. Although the Compensation Committee generally does not target a specific point within the pay range for executive officer salaries, the Compensation Committee strives to ensure that its executive officer compensation remains competitive with the compensation provided by other financial institutions with which Cortland competes for executive talent.

Engagement of Compensation Consultant. The Compensation Committee engaged Newcleus (formerly Compensation Advisors) as an independent executive compensation consultant in 2020. The compensation consulting services included the following:

●	provides information regarding base salary ranges and recommendations on all non-executive positions;
●	provides an Executive Compensation Review based on a comparison to designated peer group companies;
●	provides a Director Compensation Review based on a comparison to designated peer group companies;
●	provides guidance on Incentive Plan design including Long Term Equity Award incentives based on best practices and industry trends;

●	assists with development of the 2020 executive compensation decisions; and
●	be available to attend Compensation Committee meetings.

The Compensation Committee assessed the independence of the compensation consultant under applicable SEC and Nasdaq rules and regulations in determining that the work performed by the compensation consultant does not raise a conflict of interest.

The Compensation Committee reviews compensation for executive officers in similar roles and responsibilities at banking institutions that are considered comparable to Cortland when it makes compensation decisions. A primary data source used in the benchmarking for the named executive officers is the information publicly disclosed by a peer group of publicly traded banks. Survey data is also utilized to provide overall market perspective. The Compensation Committee reviews compensation data from its peer group as market reference and uses the reports from the independent compensation consultant as a point of reference when making compensation decisions for its named executive officers.

Total compensation for the named executive officers is comprised of base salaries, annual cash incentive awards, retirement plan contributions, long-term equity awards and other benefits and perquisites. To determine compensation levels for the named executive officers, as well as other officers, the Compensation Committee reviews compensation survey data from independent sources to ensure that the total compensation program is competitive. In making determinations on the mix and amount of executive compensation, the Compensation Committee reviews all components of executive compensation for each executive. The Compensation Committee has no mandatory policy for the allocation among base salary, short-term performance-based cash bonuses, long-term incentives, and retirement benefits. The Compensation Committee has relied on a variety of factors including experience, responsibility, individual performance and our overall financial performance to determine executive officer compensation packages.

During 2020, the Compensation Committee and the compensation consultant evaluated Cortland pay practices for the named executive officers with comparison to a peer group consisting of Ohio banking organizations and banking organizations in states contiguous to Ohio. The peer group is made up of 16 banks with assets at December 31, 2020, of between $693.4 million and $3.071 billion, which is approximately 84% of Cortland’s asset level to approximately 374% of Cortland’s asset level. Each of the financial services institutions are publicly traded institutions, and are all located and doing business in Ohio or in contiguous states.

Companies are included in Cortland’s group based on their relevance in terms of asset size, business model, products, services and geographic location as compared to that of Cortland, as well as those the Compensation Committee deems to be high-performing financial institutions.

Annual Incentive Plan for Executive Officers. The Cortland Savings and Banking Company Amended Annual Incentive Plan for Executive Officers (the “Plan”) is a short-term cash incentive plan that rewards employees with additional cash compensation (the “Target Incentive”) if specified annual objectives are achieved, which can include bank-wide performance objectives, business unit goals, and individual performance goals. Up to 50% of the Target Incentive will be based on specific financial performance criteria established by the Committee on an annual basis (the “Specific Financial Performance Criteria”), and up to 50% of the Target Incentive will be based on the Committee's subjective evaluation of the participant’s performance in managing earnings, capital, liquidity, interest rate sensitivity and increased risks presented by economic and other factors. The Specific Financial Performance Criteria in effect for 2020 were loan and deposit growth, net income, return on assets, net interest margin, efficiency ratio, and asset quality. Performance years under the Plan run from January 1 through December 31 of each applicable year (each a “Plan Year”).

Cash awards earned under the Plan are based upon a percentage of the participants’ base earnings (i.e., average base salary as of January 1 through December 31 of the Plan Year) in a given Plan Year (as defined below), and range from 0% (for below threshold performance) to 40% (for superior performance), all as determined by the Compensation Committee. Base earnings do not include referral fees and any other compensation. Awards earned and payable under the Plan will be paid, in the discretion of the Compensation Committee, during the final quarter of a Plan Year or within two and a half months following the end of a Plan Year (i.e., March 15). The Compensation Committee will determine which Executive Management positions may participate, while other named executive officers will be recommended by the Bank’s Chief Executive Officer and approved by the Compensation Committee. To receive awards under the Plan, a participant must be an active employee of the Bank on the date of payment, with certain exceptions for death, disability and retirement. The Plan may be terminated by the Board of Directors at any time. CEO James M. Gasior, COO Timothy Carney, Senior Vice President and Chief Lending Officer Stanley P. Feret, and Senior Vice President and Chief Financial Officer David J. Lucido are participants in the Plan.

The Plan objective is to incent achievement of key operating performance metrics, which, if achieved consistently, align the interests of management to that of the shareholders by enhancing shareholder return. The performance objectives can include bank-wide performance objectives, business unit goals, and individual performance goals. There were seven bank-wide performance goals for 2020 consisting of loan growth, deposit growth, net income, return on assets, net interest margin, efficiency ratio, and asset quality (net charge-offs as a percentage of average loans). The Compensation Committee has the ability to make a subjective evaluation of the participant’s performance in managing earnings, capital, liquidity, interest rate sensitivity and increased risks presented by economic and other factors, and to make a discretionary award under the Plan of up to 50% of the Target Incentive. The following summarizes the range of possible payouts and the actual results achieved for 2020.

Severance Agreements. Cortland is a party to severance agreements with Messrs. Gasior, Carney, and Lucido. Messrs. Gasior and Carney are entitled by their severance agreement to an immediate lump-sum cash payment if a change in control occurs. The amount of the payment for Messrs. Carney and Gasior is 2.99 times the sum of their base salary and the most recent annual bonus. If the executive’s employment terminates involuntarily but without cause or voluntarily because of an adverse change in employment circumstances to which the executive did not consent in advance, in either case with termination occurring within 24 months after a change in control, he would also be entitled to continued medical, dental, accident, disability, and life insurance coverage for up to three years. Mr. Lucido’s severance agreement is similar to that of Messrs. Gasior and Carney, except that (x) the change-in-control benefit of Mr. Lucido is 2.00 times compensation and (y) the change-in-control benefit is payable if and only if Mr. Lucido’s employment is terminated within 24 months after a change in control, whether because of involuntary termination by Cortland without cause or voluntary termination by Mr. Lucido because of a material adverse change in employment circumstances to which Mr. Lucido did not consent in advance.

The severance agreements prohibit competition with Cortland in Trumbull, Portage, or Mahoning Counties in Ohio for one year after employment termination. The executives are entitled to a payment equal to 1.0 times compensation after employment termination in exchange for the agreement not to compete, unless (x) they also receive or are entitled to receive change-in-control benefits under the severance agreement or (y) their employment termination occurs after age 65 or on account of retirement. The severance agreements of Messrs. Gasior and Carney provide that the post-employment prohibition against competition does not apply if a change in control occurs. The severance agreements protect the executives against a challenge by Cortland after a change in control occurs, providing reimbursement of the executives’ legal expenses to enforce the agreements against Cortland if the change-in-control benefits are not paid after a change in control. The agreements have three-year terms, extending at each anniversary for one additional year. A copy of the severance agreement of each of Messrs. Gasior and Carney is attached as an exhibit to the Form 8-K Current Report filed by Cortland with the SEC on December 1, 2015, and a copy of the severance agreement of Mr. Lucido is attached as an exhibit to the Form 8-K Current Report filed by Cortland with the SEC on December 28, 2018.

Salary Continuation Agreements. Messrs. Gasior, Carney and Lucido are also parties to salary continuation agreements with The Cortland Savings and Banking Company. The salary continuation agreements provide Messrs. Gasior, Carney and Lucido with an annual normal retirement benefit payable for 15 years, beginning at age 65 and payable regardless of whether the executives continue working past normal retirement age, which for Mr. Gasior is age 62, for Mr. Carney is age 60, and for Mr. Lucido is age 65. The annual benefit amount is $127,555 for Mr. Gasior, $129,840 for Mr. Carney, and $80,900 for Mr. Lucido. A reduced benefit is payable for termination before attaining normal retirement age, the amount of the reduced benefit being the amount that amortizes over 15 years the liability accrual balance existing when termination occurs. If a change in control occurs before attaining normal retirement age, instead of an annual retirement-age benefit Mr. Gasior and Mr. Carney would be entitled to an immediate lump-sum payment equal to the liability accrual balance projected to exist at their specified normal retirement ages, but the payment would be discounted to present value. After a change in control Mr. Lucido would be entitled to a lump-sum payment equal to the existing liability accrual balance, but only if within 24 months after the change in control Mr. Lucido’s employment termination occurs involuntarily but without cause or voluntarily on account of an adverse change in employment circumstances to which he did not consent in advance. The salary continuation agreements employ the definition of the term change in control that is contained in IRC Section 409A and implementing regulations.

Like the severance agreements, the salary continuation agreements provide for reimbursement of legal expenses for the executives if the agreements are challenged by Cortland after a change in control occurs. The salary continuation agreements of Messrs. Gasior and Carney prohibit them from competing with the Bank for two years after employment termination. The prohibition against competition is void if a change in control occurs, however. Finally, although the salary continuation agreements do not commit Cortland to changing the executives’ benefit amounts in the future, as amended in late 2015 the agreements require Cortland to review every three years whether the retirement benefits payable under the agreements continue to be sufficient to provide the intended retirement income security for the executives. A copy of the agreements of Mr. Gasior and Mr. Carney – the December 28, 2018 Eighth Amended Salary Continuation Agreements – are included as exhibits to the Form 8-K Current Report filed with the SEC on December 28, 2018. A copy of Mr. Lucido’s Second Amended Salary Continuation Agreement also is included as an exhibit to the Form 8-K Current Report filed with the SEC on December 28, 2018.

If Messrs. Gasior, Carney and Lucido die in active service to the Bank, before attaining the normal retirement age specified in the executive’s salary continuation agreement, instead of salary continuation agreement benefits payable to Messrs. Gasior, Carney and Lucido, their beneficiaries will receive a life insurance death benefit in a fixed amount. As informal financing for the salary continuation agreement payment obligation arising out of an executive's death before retirement, the Cortland Savings and Banking Company purchased life insurance policies on certain officers’ lives, including Messrs. Gasior, Carney, and Lucido. The life insurance policies are owned by the Bank, but the Bank entered into endorsement split dollar arrangements allowing the executives to designate the beneficiary of a portion of the policy death benefits. The Bank will receive the remainder of the death benefits. Messrs. Gasior, Carney, and Lucido’s split dollar agreements provide that the split dollar life insurance benefit expires when the nonqualified deferred compensation obligation is fully accrued at normal retirement age, even if the executive is still working for the Bank. Although the Bank expects the split dollar life insurance policy benefits to finance the expense for the payment obligations under the salary continuation agreements of Messrs. Gasior, Carney, and Lucido, the executives’ contractual entitlements under the salary continuation agreements are not funded and remain contractual liabilities of the Bank. A copy of the split dollar agreements of Mr. Gasior and Mr. Carney – the Fifth Amended Split Dollar Agreement and Endorsement – is included as an exhibit to the Form 8-K Current Report filed with the SEC on December 28, 2018. A copy of the agreement of Mr. Lucido – the Endorsement Split Dollar Agreement – is included as an exhibit to the Form 10-K Annual Report filed with the SEC on March 29, 2012.

Group Term Carve Out Plan. In December 2000, the Bank purchased with a single premium payment approximately $2.8 million in life insurance on the lives of 22 officers, adopting a Group Term Carve Out Plan that allows those 22 officers to designate through a split dollar life insurance endorsement the beneficiary of a portion of the life insurance proceeds. The Bank is entitled to all proceeds other than the portion allocable to the officers' designated beneficiaries. A number of the original 22 officers have since terminated their employment with Cortland, but those who remain include Messrs. Gasior and Carney. The Group Term Carve Out Plan was amended and restated as of November 1, 2014. A copy of the Amended and Restated Group Term Carve Out Plan is included as an exhibit to the Form 8-K Current Report filed with the SEC on November 3, 2014. As amended and restated, the Group Term Carve Out Plan provides that – unless an individual participating officer's split dollar life insurance endorsement states otherwise – an executive’s beneficiaries are entitled to one of the following death benefit amounts:

Pre-Retirement Death Benefit. If the executive dies before retirement, the death benefit is the least of (a) $500,000, (b) twice the executive’s current annual salary at the time of death, less $50,000, or (c) 100% of the life insurance policy net death proceeds, meaning total death proceeds minus policy cash surrender value, or

Post-Retirement Death Benefit. If the executive was no longer employed by the Bank at the time of death, but had terminated employment within one year after a change in control, or due to disability, or on or after the early retirement age of 62, the death benefit is the least of (a) $500,000, (b) the Executive’s most recent salary at the time of death, or (c) 100% of the life insurance policy net death proceeds, meaning total death proceeds minus policy cash surrender value.

The Bank receives the remainder of the life insurance policy death benefits, which should be sufficient to recover in full the Bank’s life insurance investment. No benefits are payable under the plan to any executive whose employment terminates before the age of 62, unless termination is due to disability or unless termination occurs within one year after a change in control. Benefits are payable to the executives’ beneficiaries in a lump sum. When the Group Term Carve Out Plan was amended and restated effective November 1, 2014, the split dollar life insurance endorsements of participating officers were also replaced by new endorsements. The new endorsements eliminate the pre-retirement death benefit. As a result, the designated beneficiary of a participating officer will be entitled to a life insurance death benefit under the Group Term Carve Out Plan if and only if the officer dies after employment termination, and only if employment termination occurred on account of disability, or within one year after a change in control, or after attaining age 62. The benefit amount is limited as described under the heading Post-Retirement Death Benefit, above.

Employees also have life insurance benefits under the Bank’s group term life insurance program, paying benefits up to twice the executive’s current annual salary at the time of death to the executive’s beneficiaries if the executive dies while employed by the Bank.

Profit Sharing Program. The Bank maintains a profit-sharing plan designed to provide incentives to eligible employees to contribute toward the achievement of superior performance. Eligible employees are those in good standing and who do not participate in other incentive programs. Executive management is not eligible. The Board performance criterion for 2020 was net income. Based upon the level of 2020 net income, the Board approved a profit-sharing allocation ranging from 3.0% to 5.0% of salary for eligible employees.

Employee 401(k) Benefit Plan. The Bank maintains a traditional 401(k) retirement plan for employees. In general, the Bank matches participants’ voluntary contributions up to 5% of gross pay. Employee contributions and matching contributions under the plan accumulate tax free until distributions begin at the employee’s normal retirement age. The goal of the 401(k) plan is to enable employees to provide for their own retirement and, combined with Social Security benefits, to ensure that their aggregate post-retirement income is maintained at a percentage of pre-retirement income sufficient to sustain a long-term retirement.

Equity Compensation. Under the Omnibus Equity Plan, the Compensation Committee (“Committee”) may award shares of the Company’s common stock with the objective of promoting long-term financial success and increasing shareholder value. Share awards also enhance the ability to attract and retain the services of those upon whose judgment, skill, and efforts the successful conduct of the business depends. The variety of awards that may be made also gives flexibility to respond to changes in equity compensation practices in a competitive market for banking talent. To determine the level of awards for 2019 performance, the Committee chose two relative measures – three-year return on equity (ROE) and three-year earnings per share growth rate (EPS) – in comparison with a sixteen-bank peer group. The Committee gave each relative measure a 16.66% weighting. The Committee also gave a 16.66% weighting to Cortland’s net income compared to a net income range established by the Committee. The remaining 50% weighting was service based. The target payout for equity awards was 35% to 45% of base compensation for the executive group, and 10% to 20% for eligible non-executive management. The Committee established the target payout for the two relative measures at the 50th percentile ranking among the peer group, with a minimum payout threshold at the 25th percentile. The Committee would award the target payout for the net income measure if Cortland achieved the target net income established by the Committee, with a minimum threshold payout at 90% of the target net income. The March 2020 award, which paid out at 127% of target based upon performance in 2019 is summarized as follows:

The Committee has used restricted shares as the form of award since the inception of the Plan. The shares vest immediately and/or on the anniversary of the award date from one to three years out if the employee remains employed with Cortland, but the awards will become fully vested if a change in control occurs.

Perquisites and Other Compensation. The Compensation Committee annually reviews the perquisites that the management team receives. In the case of Messrs. Gasior, Carney and Lucido, membership in a golf or social club is encouraged to provide an appropriate forum for entertaining existing customers, developing and promoting new business.

TRANSACTIONS WITH RELATED PERSONS

The Board is responsible for reviewing and overseeing the procedures designed to identify “related party” transactions that are material to Cortland’s consolidated financial statements or otherwise require disclosure under applicable laws and rules adopted by the SEC and the Board has the authority to approve such “related party” transactions. In addition, each director and executive officer of Cortland must complete a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship with Cortland or the Bank during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest. Any transaction, arrangement or relationship disclosed by a director or executive officer in the questionnaire is reviewed and considered by the Board in making independence determinations with respect to directors and resolving any conflicts of interest that may be implicated.

During the Company’s 2020 fiscal year, the Bank entered into banking-related transactions in the ordinary course of business with certain executive officers and directors of Cortland (including certain executive officers of the Bank), members of their immediate families and corporations or organizations with which they are affiliated. It is expected that similar transactions will be entered into in the future. All loans made to directors and executive officers (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Cortland; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. The outstanding principal balance of loans to directors, executive officers, and principal shareholders of Cortland (including certain executive officers of the Bank) and their associates as a group at December 31, 2020 was $4.9 million. As of the date of this Proxy Statement, all of these loans were performing loans.

OUTSTANDING EQUITY AWARDS

The following table shows as of December 31, 2020 unvested stock awards held by the executives identified in the Summary Compensation Table.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
James M. Gasior	11,788	220,436
Timothy Carney	11,111	207,776
David J. Lucido	5,687	106,347

Messrs. Gasior, Carney, and Lucido received conditional stock awards on March 17, 2020. The number of shares awarded was 10,757 shares of restricted stock to President and Chief Executive Officer James M. Gasior, 10,140 shares to Executive Vice President and Chief Operating Officer Timothy Carney, and 5,215 shares to Senior Vice President and Chief Financial Officer David J. Lucido. Awarded under the 2015 Omnibus Equity Plan, the shares awarded in 2020 vest in equal thirds on the first three anniversaries of the award date if the executive remains employed with Cortland, but the awards will become fully vested if a change in control occurs. The price of stock on the grant date was $15.82 per share. In 2020, Cortland recognized compensation expense in the amounts of $94,625 for Mr. Gasior, $89,190 for Mr. Carney and $45,759 for Mr. Lucido, attributed to all restricted stock awards.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal Two)

Cortland is subject to Section 14A of the Securities Exchange Act of 1934, which requires that Cortland provide to its shareholders the opportunity to vote on the compensation of the executive officers named in the Summary Compensation Table.

Commonly known as a say-on-pay vote, the shareholder vote required by Section 14A is an advisory vote, which means that the vote is not binding on Cortland, on its Board of Directors, or on the Compensation Committee. The say-on-pay vote is intended to be a vote on the executive officer compensation that is disclosed in this proxy statement in accordance with the disclosure rules of the Securities and Exchange Commission.

The goals of our compensation arrangements are to provide fair and competitive compensation, to provide compensation that promotes the hiring and retention of the most talented personnel, to create incentives for and to reward superior performance, and to align the interests of our officers and employees with the interests of shareholders. We seek to avoid creating incentives for unnecessary or excessive risk-taking, avoid creating incentives for excessive focus on stock price performance instead of fundamental business values, avoid creating incentives to seek short-term benefits at the expense of long-term results, and avoid creating incentives to achieve short-term benefits with long-term risks. With the assistance of the Compensation Committee, the Board believes that Cortland's compensation arrangements avoid these adverse incentives and instead reward performance promoting our long-term prosperity, although the arrangements are continually evolving and are and will remain subject to ongoing review and evaluation by the Board and by the Compensation Committee. We are asking shareholders to vote on the following resolution at the 2021 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in Cortland Bancorp's Proxy Statement for the 2021 Annual Meeting in compliance with Item 402 of the Securities and Exchange Commission's Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

Approval of a majority of the votes cast will constitute approval of this proposal to approve the named executive officer compensation disclosed in this proxy statement. An abstention or broker non-vote is not counted as a vote cast, and as a result will have no effect on the vote to approve the proposal. A proxy that does not specify voting instructions will be voted in favor of this non-binding, advisory proposal. Although the results of the say-on-pay vote will not be binding on us, we expect to take the results into account in future compensation decisions.

The Board recommends a vote FOR approval of the compensation of our named executive officers, as disclosed in this proxy statement.

RATIFICATION OF INDEPENDENT AUDITORS

(Proposal Three)

Cortland’s independent auditor for the year ended December 31, 2020, was S.R. Snodgrass, P.C. Subject to shareholder ratification, the audit committee has selected S.R. Snodgrass, P.C. to be Cortland’s independent auditor for the fiscal year ending December 31, 2021. We expect one or more representatives of S.R. Snodgrass, P.C. to be virtually present at the Annual Meeting.

Fees of Independent Registered Public Accounting Firm. Fees contracted for services by S. R. Snodgrass, P.C. for each of the 2020 fiscal year and the 2019 fiscal year were as follows:

	2020	2019
Audit Fees (1)	$140,000	$158,875
Audit-Related Fees (2)	10,112	10,396
Tax Fees (3)	12,074	11,799

(1)

Audit fees consist of fees for professional services rendered for the audit of the Company’s financial statements, review of financial statements included in the Company’s quarterly reports, and for services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees are fees principally for professional services for the audit of the Company’s employee benefit plan.
(3)	Tax service fees consist of compliance fees for the preparation of original tax returns.

Pre-Approval of Services Performed by Independent Registered Public Accounting Firm. The Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Chairman of the Audit Committee has been designated the authority by the Committee to pre-approve the engagement of the independent auditors when the entire Audit Committee is unable to do so. The Chairman must report all such pre-approvals to the entire Audit Committee at its next meeting. All of the services rendered by S.R. Snodgrass, P.C. to Cortland and its subsidiaries for the 2020 and the 2019 fiscal years were pre-approved by the Audit Committee.

Auditor Independence. The Audit Committee believes that the non-audit services provided by S.R. Snodgrass, P.C. are compatible with maintaining the auditor’s independence. To the best of Cortland’s knowledge, none of the time devoted by S.R. Snodgrass, P.C. on its engagement to audit Cortland’s financial statements for the year ended December 31, 2020, is attributable to work performed by persons other than full‑time, permanent employees of S.R. Snodgrass, P.C.

Cortland’s Code of Regulations do not require the submission of the selection of independent auditors to shareholders for approval. However, the Board believes it is appropriate to give shareholders the opportunity to ratify the decision of the Audit Committee to appoint S.R. Snodgrass, P.C. as Cortland’s principal accountant. Neither the Audit Committee nor the Board will be bound by the shareholders’ vote at the Annual Meeting but may take the shareholders’ vote into account in future determinations regarding the retention of an independent auditor.

The Board recommends a vote FOR ratification of the appointment of S.R. Snodgrass, P.C. as Cortland’s independent auditor for the fiscal year ending December 31, 2021.

AUDIT COMMITTEE MATTERS

Audit Committee Report for the Fiscal Year Ended December 31, 2020

The Audit Committee has reviewed the audited financial statements for the year ended December 31, 2020 and has discussed the audited financial statements with management. The Audit Committee has also discussed with S.R. Snodgrass, P.C., Cortland’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (having to do with accounting methods used in the financial statements). The Audit Committee has received the written disclosures and the letter from S.R. Snodgrass, P.C. required by Independence Standards Board Standard No. 1 (having to do with matters that could affect the independent registered accounting firm’s independence), and has discussed with S.R. Snodgrass, P.C. the independent registered accounting firm’s independence. Based on this, the Audit Committee recommended to the Board that Cortland’s audited consolidated financial statements be included in Cortland’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Hicham Chahine, James E. Hoffman, III, Neil J. Kaback, Richard B. Thompson, and Anthony R. Vross.

SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholders desiring to submit proposals for inclusion in Cortland’s proxy materials for the 2022 annual meeting in accordance with Rule 14a-8 under the Exchange Act must submit the proposal to Cortland’s Secretary at Cortland’s executive offices no later than December 6, 2021. We will not include in our proxy statement or form of proxy for the 2022 annual meeting a shareholder proposal that is received after that date or that otherwise fails to meet requirements for shareholder proposals established by SEC regulations.

If a shareholder intends to present a proposal at the 2022 Annual Meeting, but has not sought the inclusion of such proposal in Cortland’s proxy materials, such proposal must be received by the Secretary of Cortland prior to the close of business on February 19, 2022, or the management proxies for the 2022 Annual Meeting will be entitled to use their discretionary voting authority, should such proposal then be raised, without any discussion of the matter in Cortland’s proxy material.

DELIVERY OF PROXY MATERIALS TO SHAREHOLDERS SHARING AN ADDRESS

The SEC has implemented rules regarding the delivery of proxy materials to households. This method of delivery, often referred to as “householding,” would permit Cortland to send: (a) a single annual report and/or a single proxy statement or (b) a single notice of internet availability of proxy materials, as applicable, to any household at which two or more different registered shareholders reside if Cortland reasonably believes such shareholders are members of the same family or otherwise share the same address or that one shareholder has multiple accounts. In each case, the registered shareholder(s) would be required to consent to the householding process in accordance with applicable SEC rules, and would be able at any time to request that Cortland promptly deliver to such shareholder(s) a separate copy of the proxy materials subject to householding. The householding procedure is intended to reduce the volume of duplicate information shareholders receive and would reduce Cortland’ expenses. Cortland does not currently practice householding, but may institute householding in the future and will notify registered shareholders affected by householding at that time. If you own your shares in street name and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

We will furnish a copy of our Form 10-K Annual Report for the year ended December 31, 2020 without charge to shareholders upon written request to: Mr. Timothy Carney, Secretary, Cortland Bancorp, 194 West Main Street, Cortland, Ohio 44410.

OTHER BUSINESS

As of the date of this proxy statement, the Board knows of no other matters that will be presented for action at the annual meeting other than those discussed in this proxy statement. If any other business should properly arise, the persons acting under the proxies solicited by the Board have the discretionary authority to vote in accordance with their best judgment.

By Order of the Board of Directors,

Timothy Carney

Secretary

April 5, 2021

TRANSFER AGENT AND REGISTRAR:

Continental Stock Transfer & Trust

1 State Street, 30th Floor

New York, NY  10004

Online:  www.continentalstock.com

Email: cstmail@continentalstock.com

Phone:  1-800-509-5586

17564_CORTLAND_Proxy Card REV4 Front

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

CORTLAND BANCORP

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Daylight Time, on May 17, 2021.

INTERNET – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote at the Meeting –
If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend the annual meeting, visit:

https://www.cstproxy.com/cortlandbank/2021

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE LISTED NOMINEES AND "FOR" PROPOSALS 2 AND 3.

NOMINEES

- ○ Hicham Chahine
- ○ James E. Hoffman, III
- ○ Joseph E. Koch
- ○ Timothy K. Woofter

FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT (See instructions below)
☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

☐ To change the address on your account, please check the box at left and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be substituted via this method.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s).

If no direction is made, this proxy will be voted FOR the nominees listed in proposal 1 and FOR proposals 2 and 3. Management and the Board recommend a vote FOR each of the proposals presented herein.

☐ **MARK "X" HERE IF YOU PLAN TO ATTEND THE VIRTUAL MEETING.**

CONTROL NUMBER

Signature____________________ **Signature, if held jointly**____________________ **Date**________**2021.**

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

17564_CORTLAND_Proxy Card REV4 Back

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL

The Notice of Meeting, proxy statement and proxy card are available at: https://www.cstproxy.com/cortlandbank/2021

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

PROXY

CORTLAND BANCORP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints David C. Cole, Neil J. Kaback and Anthony R. Vross as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock of Cortland Bancorp which the undersigned is entitled to vote at the Virtual Annual Meeting of Shareholders to be held on Tuesday, May 18, 2021 at 10 a.m. Eastern Daylight Time, or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. MANAGEMENT AND THE BOARD RECOMMEND A VOTE FOR EACH OF THE PROPOSALS PRESENTED HEREIN.

(Continued and to be marked, dated and signed, on the other side)